Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration File Nos. 2-58660, 33-48807, 33-59603, 333-41828, 333-69778, 333-146400, 333-176084, and 333-176085), Registration Statements on Form S-3 (Registration File Nos. 333-67543, 333-161797, 333-183214 and 333-206217), and Registration Statement on Form S-4 (Registration File No. 333-163405) of our reports dated February 24, 2016, relating to the financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
New York, New York
February 24, 2016